EXHIBIT 12

        COMPUTATION OF RATIO OF
       EARNINGS TO FIXED CHARGES
               UNAUDITED

                                                    Twelve             Fiscal Year Ended September 30
                                                 Months Ended     ----------------------------------------
                                                   6/30/97        1996     1995     1994      1993    1992
                                                 ------------     ----     ----     ----      ----    ----

EARNINGS:
Income Before Interest Charges (2)                 $167,804    $159,599  $128,061 $127,885 $125,742 $118,222
Allowance for Borrowed Funds Used in Construction       315         205       195      209      174    1,088
Federal Income Tax                                   66,401      55,148    30,522   36,630   21,148   17,680
State Income Tax                                      8,853       7,266     4,905    6,309    2,979    3,426
Deferred Inc. Taxes - Net (3)                        (1,512)      3,907     8,452    4,853   16,919   14,125
Investment Tax Credit - Net                            (672)       (665)     (672)    (682)    (693)    (706)
Rentals (1)                                           5,396       5,640     5,422    5,730    5,621    5,857
                                                   --------     -------- -------- -------- -------- --------
                                                   $246,585     $231,100 $176,885 $180,934 $171,890 $159,692
                                                   ========     ======== ======== ======== ======== ========

FIXED CHARGES:

Interest & Amortization of Premium and
   Discount of Funded Debt                          $41,182      $40,872  $40,896  $36,699  $38,507  $39,949
Interest on Commercial Paper and
   Short-Term Notes Payable                           8,986        7,872    6,745    5,599    7,465   12,093
Other Interest (2)                                    4,069        6,389    4,721    3,361    4,727    6,958
Rentals (1)                                           5,396        5,640    5,422    5,730    5,621    5,857
                                                    -------      -------  -------  -------  -------  -------
                                                    $59,633      $60,773  $57,784  $51,389  $56,320  $64,857
                                                    =======      =======  =======  =======  =======  =======
RATIO OF EARNINGS TO FIXED CHARGES                     4.14         3.80     3.06     3.52     3.05     2.46

Notes:
   (1) Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.

   (2) Twelve months ended June 30, 1997,  Fiscal 1996,  1995,  1994,  1993 and
       1992 reflect the  reclassification  of $1,716,  $1,716,  $1,716,  $1,674,
       $1,374 and $1,129, respectively, representing the loss on reacquired debt amortized during each period, from Other Interest Charges to Operation Expense.

   (3) Deferred Income Taxes - Net for fiscal 1994 excludes the cumulative effect of changes in accounting.